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                                                                    EXHIBIT 10.5

                              EMPLOYMENT AGREEMENT

           THIS AGREEMENT (together with the Exhibits incorporated herein, the "Agreement"), dated as of February 27, 2004 (the "Agreement Date"), is made among Solo Cup Investment Corporation, a Delaware corporation ("Company"), Solo Cup Company, an Illinois corporation having its principal place of business at 1700 Old Deerfield Road, Highland Park, Illinois 60035 ("Solo Cup Company"), and Ronald L. Whaley ("Executive"), residing at 828 Interlaken Lane, Libertyville, Illinois 60048. References herein to the Company shall include, where applicable, the Company's Subsidiaries.

                                   ARTICLE I.
                                    PURPOSES

           The Board of Directors of the Company ("Board") has determined that it is in the best interests of the Company and its stockholders to retain the services of Executive on the terms and conditions set forth herein.

                                   ARTICLE II.
                               CERTAIN DEFINITIONS

           In addition to the terms specifically defined elsewhere in this Agreement, the following terms shall have the respective meanings indicated (unless the context indicates otherwise):

     2.1 "Agreement" means this Employment Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

     2.2   "Article" means an article of this Agreement.

     2.3   "Cause" means any of the following:

           (a) Executive's willful failure to perform Executive's duties (other than as a result of total or partial incapacity due to physical or mental illness); or

           (b) Executive's conviction of, or plea of NOLO CONTENDERE to, a crime constitution (i) a felony under the law of the United States or any state thereof, or (ii) a misdemeanor involving moral turpitude; or

           (c) Executive's willful malfeasance or willful misconduct in connection with Executive's duties which is materially injurious to the financial condition or business reputation of the Company or any of its affiliates; or

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           (d)  Executive's breach of any non-competition, non-solicitation or confidentiality provisions to which Executive is subject, EXCLUDING, HOWEVER, any disclosure of confidential information made by Executive in the ordinary course of Executive's duties with a reasonable belief that it is in the furtherance of the Company's business; or

           (e) Executive's material beach of any other provision of this Agreement;

PROVIDED, HOWEVER, that "Cause" shall not include any act or omission described in subsection (a), (c), (d) or (e) above unless within 60 days after the earliest date on which the Board or any non-employee director of the Company has actual knowledge of such act or omission, the Company provides written notice to Executive and opportunity to cure such act or omission, and such act or omission is not cured to the reasonable satisfaction of the Board by Executive within ten
(10) business days of Executive's actual receipt of such notice.

     2.4 "Certificate of Designations" means the Certificate of Designations of Convertible Participating Preferred Stock of Solo Cup Investment Corporation dated February 27, 2004.

     2.5 "Change of Control" of the Company shall have the meaning set forth in Section 1.1 of the Stockholders' Agreement.

     2.6   "Code" means the Internal Revenue Code of 1986, as amended.

     2.7 "Convertible Preferred Units" or "CPUs" has the meaning defined for that term in Section 3.6.

     2.8 "Disability" means any medically determinable physical or mental impairment that has lasted for a period of six (6) months within a consecutive twelve-month period, can be expected to be permanent or of indefinite duration, and renders Executive unable to perform the duties required under this Agreement. Any question as to the existence of the Disability of Executive as to which Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to Executive and the Company. If Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and Executive shall be final and conclusive for all purposes of the Agreement.

     2.9 "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

     2.10 "Excise Tax" means any excise tax imposed under Section 4999 of the Code.

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     2.11  "Good Reason" means any of the following:

           (a) a substantial diminution of Executive's position, authority, duties or responsibilities inconsistent with his position as set forth in
     Section 3.1;

           (b) any failure by the Company to comply with any provision of this Agreement or a Related Agreement;

           (c) any reduction in Executive's Salary, except if such a reduction is part of an across-the-board reduction of base salaries of the senior executives of the Company;

           (d) appointment of anyone other than a Hulseman family member or Executive as Chief Executive Officer of the Company;

           (e) the Company's material beach of any other provision of this Agreement

           (f) a termination of employment by Executive for any reason or no reason at any time during the thirty (30) day period commencing twelve months following the date of a Change of Control;

PROVIDED, HOWEVER, that "Good Reason" shall not include any act or omission described in subsections (a) through (f) above unless within 60 days following the later of (i) the occurrence of such act or omission or (ii) Executive's knowledge of such act or omission, Executive provides written notice to the Company and opportunity to cure such act or omission, and such act or omission is not cured to the reasonable satisfaction of Executive within thirty (30) business days of the Company's actual receipt of such notice; and PROVIDED, FURTHER, that with respect to clauses (a) through (e) above, "Good Reason" shall cease to exist for any act or omission on the 60th day following the later of its occurrence or Executive's knowledge thereof.

     2.12 "Management Plan" means the Solo Cup Investment Corporation 2004 Management Investment and Incentive Compensation Plan.

     2.13 "Notice of Termination" means a written notice given in accordance with Section 10.9 and which sets forth (a) the specific termination provision in this Agreement relied upon by the party giving such notice and (b) in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under such termination provision.

     2.14 "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries,
(ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such

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securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

     2.15 "Principal Stockholders" means SCC Holding Company LLC ("Holdings LLC"), Vestar Capital Partners IV, L.P. ("VCP"), Vestar Cup Investment, LLC ("Vestar Investment"), and Vestar Cup Investment II, LLC.

     2.16 "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the date hereof, among the Principal Stockholders, the Company and Executive.

     2.17 "Related Agreement" means any of the Stockholders' Agreement, Registration Rights Agreement, and the Certificate of Designations.

     2.18  "Section" means a section of this Agreement.

     2.19 "Stockholders' Agreement" means the Stockholders' Agreement, dated as of the date hereof, among the Principal Stockholders, the Company, Executive and other management investors.

     2.20 "Subsidiary" shall have the meaning set forth in the Stockholders' Agreement.

                                  ARTICLE III.
                   POSITION, DUTIES, COMPENSATION AND BENEFITS

     3.1   POSITION AND DUTIES; BOARD SERVICE.

           (a) PRESIDENT AND CHIEF OPERATING OFFICER. During the Agreement Term and until any earlier termination of Executive's employment pursuant to
     Article IV hereof, (the "Employment Period"), Executive shall be employed as President and Chief Operating Officer of Solo Cup Company and shall also serve as President and Chief Operating Officer of the Company, with duties, responsibilities, powers and authorities commensurate with the most senior executive position. Executive shall have broadest possible discretion and authority to establish corporate goals and policies, structure and select corporate staff and management, direct all executive staff and operational personnel, and manage and direct the day-to-day affairs of the Company. All operations and staff personnel shall report directly to Executive or through one or more officers designated by Executive who shall report directly to Executive. Executive shall report exclusively to the Chairman of the Company and the Board. Executive shall meet with the Board on a periodic basis regarding the Company's performance sufficient to enable the Board to fulfill its corporate governance responsibilities. Executive's services shall be performed principally at the

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     Company's corporate offices in Highland Park, Illinois, subject to such reasonable travel as the performance of Executive's duties may require.

           (b) DUTIES. During the Agreement Term (other than periods of vacation, sick leave, or Disability to which Executive is entitled), Executive shall devote substantially all of Executive's attention and time to the business and affairs of the Company to discharge the duties assigned to Executive in accordance with this Agreement, and to use Executive's best efforts to perform faithfully and efficiently such duties. Notwithstanding the foregoing, during the Employment Period, Executive may (1) serve on corporate, civic or charitable boards or committees, (2) deliver lectures, fulfill speaking engagements or teach at educational institutions, and (3) manage personal investments, so long as such activities, either individually or in the aggregate, do not materially interfere with or conflict in any way with, the performance of Executive's duties under this Agreement and subject to the covenants set forth in Article VIII.

           (c) BOARD SERVICE. Promptly following the Agreement Date, Executive will be appointed as a member of the Board. Executive will be nominated for election as a member of the Board at the first annual meeting of the Company's stockholders following the Agreement Date, and shall thereafter throughout the Employment Period be renominated for election to successive terms as a member of the Board.

     3.2 AGREEMENT TERM. The term of this Agreement ("Agreement Term") means the period commencing on the Agreement Date and ending on the fifth anniversary of the Agreement Date (the "Initial Term"), or if later, the date to which the Agreement Term is extended under the following sentence. On the last day of the Initial Term and the last day of each renewal pursuant to this sentence, the Agreement Term shall automatically be renewed for additional one-year periods unless the Company or Executive give the other written notice ("Nonrenewal Notice") at least ninety (90) days before the expiration of the Agreement Term (as extended and as then in effect) that the Agreement shall not be renewed.

     3.3   BASE SALARY AND BONUS.

           (a) During the Employment Period, Executive shall earn a base salary ("Salary") at the rate of $900,000 per annum, payable in regular installments in accordance with the Company's payroll policy. Such Salary shall be subject to review and increase (but not decrease) by the Board not less frequently than annually. In no event shall the amount of Executive's Salary (as may be increased from time to time) be reduced during the Employment Period.

           (b) During the Employment Period, Executive shall also be eligible to earn an annual bonus ("Bonus") for each fiscal year of the Company, subject to the Company's annual reduction of indebtedness by $50 million, equal to the following amount: (1) if the Company achieves 100% of target EBITDA for such

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     fiscal year as set forth on Exhibit A hereto ("Target EBITDA"), a Bonus in the amount equal to 95% of the annual amount of Salary in effect on the last day of such fiscal year ("Target Bonus"); (2) if the Company achieves 85% of Target EBITDA for such fiscal year, a Bonus in an amount equal to 50% of Target Bonus; (3) if the Company achieves 115% of target EBITDA, a Bonus in an amount equal to 150% of Target Bonus. If the Company achieves between 85% and 100% or between 100% and 115% of Target EBITDA for such fiscal year, Executive's Bonus shall based on a linear sliding scale between the applicable targets. If the Company achieves more than 115% of Target EBITDA in any such fiscal year, Executive's Bonus shall increase dollar for dollar, provided that in no event shall the maximum Bonus payable to Executive exceed 200% of his Target Bonus (and Company performance beyond the point at which 200% of the Target Bonus is reached shall not result in any further increase in the Bonus). The Bonus for each fiscal year shall be paid to Executive by the Company in cash not later than the ninety (90) days after the end of such fiscal year. Notwithstanding anything in this Agreement to the contrary, Executive acknowledges and agrees that the aggregate proceeds of the cash bonuses to which he may become entitled during the Employment Period (whether pursuant to this Section 3.3 or Section 3.4 of the Agreement or otherwise) shall be reduced by up to $212,000 (but not below zero) each year, which amount shall be applied for purposes of repaying the interest-free loan granted to him by the Company pursuant to Amendment One, dated as of September 21, 2001, to that certain Employment, Confidentiality and Non-Competition Agreement, dated as of August 4, 1999, between Executive and the Company, and the related repayment and forgiveness arrangements shall continue during the Employment Period.

     3.4   OTHER BENEFITS.

           (a) BONUS AND INCENTIVE PLANS. During the Employment Period, Executive shall be eligible to participate in the Company's bonus and incentive plans or arrangements in effect from time to time that are applicable generally to senior executives of the Company, with award opportunities commensurate with the most senior executive position, provided that Executive shall not be entitled to bonus under any such a bonus or incentive plan that is duplicative of the Bonus prescribed by
     Section 3.3.

           (b) SAVINGS AND RETIREMENT PLANS. During the Employment Period, Executive shall be eligible to participate in all savings and retirement plans provided by the Company as in effect from time to time, on the same basis as such savings and retirement benefits are generally made available to other senior executives of the Company.

           (c) WELFARE BENEFIT PLANS. During the Employment Period, Executive (and to the extent eligible, his dependents) shall be eligible to participate in all welfare benefit plans provided from time to time by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance,

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     individual life, group life, dependent life, accidental death and travel accident insurance plans, to the extent the Company maintains such welfare benefits from time to time), on the same basis as such welfare benefits are made available to other senior executives of the Company and their eligible dependents.

           (d) OTHER FRINGE BENEFITS. During the Employment Period, Executive shall be eligible to participate in fringe benefits provided by the Company from time to time on the same basis as such fringe benefits are made available to other senior executives of the Company.

           (e) EXPENSES. Executive shall be entitled to reimbursement of all reasonable employment-related expenses incurred by Executive during the Employment Period in the performance of Executive's duties hereunder upon the Company's receipt of accountings in accordance with the terms of the Company expense reimbursement policy for its senior executives.

           (f) OFFICE AND SUPPORT STAFF. During the Employment Period, Executive shall be entitled to an office of a size and with furnishings and other appointments and to secretarial and other assistance as it provides to senior executives of the Company generally.

           (g) VACATION. During the Employment Period, Executive shall be entitled to five (5) weeks of paid vacation provided by the Company, which vacation shall be taken at a time mutually convenient to Executive and the Company.

     3.5 INITIAL OPTIONS. On the Agreement Date, the Company shall grant Executive a nonqualified option to purchase 376,953 shares of the Company's common stock pursuant to a Stock Option Award Agreement issued under the Company's 2004 Management Investment and Incentive Compensation Plan, such Stock Option Award Agreement to be substantially in the form attached hereto as Exhibit B.

     3.6 DEFERRED EQUITY COMPENSATION. On the Agreement Date, the Company shall credit a recordkeeping account maintained on behalf of Executive with 1,907 Convertible Preferred Units ("CPUs") pursuant to a Convertible Preferred Unit Award Agreement issued under the Company's 2004 Management Investment and Incentive Plan, such Convertible Preferred Unit Award Agreement to be substantially in the form attached hereto as Exhibit C.

                                   ARTICLE IV.
                            TERMINATION OF EMPLOYMENT

     4.1 GENERAL. The Agreement Term and Executive's employment hereunder may be terminated at any time by either party and for any reason; provided that Executive will be required to give the Company at least 45 days advance written notice of any

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resignation of Executive's employment. Notwithstanding any other provision of the Agreement, the provisions of this Article IV shall exclusively govern Executive's rights upon termination of employment with the Company and/or its affiliates. Any purported termination of employment by the Company for Cause or by Executive (other than due to Executive's death) shall be communicated by a Notice of Termination to the other party hereto.

     4.2 IF BY EXECUTIVE FOR GOOD REASON OR BY THE COMPANY OTHER THAN FOR CAUSE OR DISABILITY OR DEATH. The Agreement Term and Executive's employment hereunder may be terminated by the Company other than for Cause, death or Disability or by Executive's resignation for Good Reason. If, during the Agreement Term, the Company shall terminate Executive's employment (including, without limitation, by means of the expiration of the Agreement Term following the Company's election not to extend the Agreement Term) other than for Cause, Disability or death, or if Executive shall terminate employment for Good Reason, the Company's obligations to Executive, shall be as set forth below; PROVIDED, that Executive executes a release of claims in favor of the Company, its affiliates, officers and directors. Such release shall in no event release the Company from claims arising from (1) any applicable amounts to be paid hereunder following termination of Executive's employment, (2) any rights to indemnification under the Company's bylaws, charter, and applicable law, (3) any benefits to which Executive is entitled following termination of employment under any benefit plan of the Company or its Subsidiaries, or under applicable law, (4) any rights under the Management Plan, the Option Award Agreement, and the Convertible Preferred Unit Award Agreement following termination of Executive's employment, or (5) any rights to which Executive is entitled under the Stockholders' Agreement that continue following termination of employment.

           (a) The Company shall, as soon as practicable following the date of termination of employment (but in no event earlier than the expiration of the revocation period under the release referred to in the immediately preceding paragraph) pay Executive a lump-sum cash amount equal to the sum of the following amounts:

                (1) (A) all unpaid amounts of Salary and Bonus previously accrued to the benefit of Executive; (B) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of termination; and
           (C) such employee benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (collectively, the "Accrued Obligations");

                (2) an amount equal to the product of Executive's Target Bonus (determined as of the termination date) multiplied by a fraction, the numerator of which is the number of days from and including the first day of the fiscal year in which the termination date occurs through and

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           including the termination date, and the denominator of which is 365
           ("Pro-Rata Bonus"); and

                (3) an amount equal to the product of (A) (i) two (2), or (ii) if such termination of employment occurs within 60 days prior to or two (2) years following a Change of Control, three (3), multiplied by
           (B) the sum of (i) Salary and (ii) Target Bonus in the year of termination.

           (b) Until the earlier to occur of (i) (A) expiration of the two (2) year period immediately following the termination date, in case severance is paid pursuant to clause (3)(i) of Section 4.2(a) hereof or (B) expiration of the three (3) year period immediately following the termination date, in case severance is paid pursuant to clause (3)(ii) of
     Section 4.2(a) hereof or (ii) Executive is provided similar coverage by a new employer, the Company shall continue to provide to Executive with continued coverage under welfare benefit programs in which Executive was entitled to participate immediately prior to his termination date, at no greater cost to Executive than that in effect immediately prior to the termination date; PROVIDED, HOWEVER, that with respect to any such coverage that is provided on a pre-tax basis, the Company shall not be obligated, if not permitted by the terms of the applicable plan or by applicable law, to provide such coverage on a pre-tax basis. In the event that Executive's participation in any such plan is barred by the terms thereof, the Company shall arrange to provide Executive with benefits substantially similar to those which Executive would otherwise be entitled to receive under such plans, program or arrangements. The Company may meet its obligations under this Section 4.2(b) by electing to provide, at the Company's expense, continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

           Following Executive's termination of employment by the Company other than for Cause (other than by reason of Executive's death or Disability) or by Executive's resignation for Good Reason, except as set forth in this Section 4.2 and in Sections 10.10 and 10.16, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

     4.3 IF BY THE COMPANY FOR CAUSE OR BY EXECUTIVE OTHER THAN FOR GOOD REASON. The Agreement Term and Executive's employment hereunder may be terminated by the Company for Cause and shall terminate automatically upon Executive's resignation other than for Good Reason. If, during the term of the Agreement Term, the Company shall terminate Executive's employment for Cause, or if Executive shall terminate employment other than for Good Reason, the Company's obligations to Executive shall consist exclusively of payment of the Accrued Obligations. Following Executive's termination of employment by the Company for Cause or by Executive's resignation other than for Good Reason, except as set forth in this Section 4.3 and in Sections 10.10 and 10.16, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

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     4.4   IF UPON DISABILITY. The Agreement Term and Executive's employment hereunder may be terminated by the Company upon Executive's Disability. If Executive's employment is terminated by reason of Executive's Disability during the Agreement Term, the Company's obligations to Executive shall consist of: (a) the payment of the Accrued Obligations to Executive's estate or beneficiary and
(b) payment in cash to Executive's estate or beneficiary of a Pro-Rata Bonus, payable as soon as practicable following the termination of Executive's employment. Following Executive's termination of employment by the Company for Disability, except as set forth in this Section 4.4 and in Sections 10.10 and 10.16, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

     4.5 IF UPON DEATH. The Agreement Term and Executive's employment hereunder shall terminate automatically upon Executive's death. If Executive's employment is terminated by reason of Executive's death during the Agreement Term, the Company's obligations to Executive shall consist of: (a) the payment of the Accrued Obligations to Executive's estate or beneficiary and (b) payment in cash to Executive's estate or beneficiary of a Pro-Rata Bonus, payable as soon as practicable following Executive's death. Following Executive's termination of employment by the Company for Disability, except as set forth in this Section 4.5 and in Sections 10.10 and 10.16, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

     4.6 CONTINUED EMPLOYMENT BEYOND THE EXPIRATION OF THE AGREEMENT TERM. Unless the parties otherwise agree in writing, continuation of Executive's employment with the Company beyond the expiration of the Agreement Term shall be deemed an employment at-will and shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by either Executive or the Company; PROVIDED that the provisions of Article VIII of this Agreement shall survive any termination of this Agreement or Executive's termination of employment hereunder.

     4.7 BOARD/COMMITTEE RESIGNATION. Upon termination of Executive's employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and the Board of Directors (and any committees thereof) of any of the Company's affiliates.

                                   ARTICLE V.
                   CERTAIN ADDITIONAL PAYMENTS BY THE COMPANY

     5.1 If any of the payments or benefits received or to be received by Executive in connection with a Change in Control or Executive's termination of employment (whether pursuant to the terms of the Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to any excise tax imposed under section 4999 of the Code (the "Excise

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Tax"), the Company shall pay to Executive an additional amount (the "Gross-Up
Payment") such that the net amount retained by Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments.

     5.2 For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as "parachute payments" (within the meaning of section 280G(b)(2) of the Code) unless, in the written opinion of tax counsel ("Tax Counsel") selected by the Company's independent auditor (the "Auditor") (which opinion shall be provided to Executive for purposes of his own tax reporting obligations), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Executive's residence on the Date of Termination (or if there is no Date of Termination, then the date on which the Gross-Up Payment is calculated for purposes of this
Section 6.2), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The expenses of Tax Counsel and the Auditor shall be paid by the Company.

     5.3 In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Executive, to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest,

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penalties or additions payable by Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

                                   ARTICLE VI.
                              EXPENSES AND INTEREST

     6.1   LEGAL FEES AND OTHER EXPENSES.

           (a) If Executive incurs legal fees or expenses in an effort to secure, establish entitlement to, or obtain benefits under this Agreement (including, without limitation, the reasonable fees of Executive's legal counsel in connection with enforcing Executive's rights to Gross-up Payments in Article V, to indemnification in Article IX or under the Stock Option Award Agreement or the CPU Award Agreement), the Company shall reimburse Executive on a current basis (in accordance with Section 6.1(c)) for such reasonable fees and expenses incurred, so long as the court or arbitrator in such proceeding does not determine that Executive acted in bad faith or without a reasonable basis to pursue such action, proceeding or claim against the Company.

           (b) The Company will pay Executive Executive's legal fees and expenses in negotiating this Agreement, together with an additional payment ("gross-up payment") such that, after payment of all income, excise or other taxes on such reimbursement and gross-up payment (after any deductions or other tax benefits respecting such amounts to which Executive is entitled) there remains a balance sufficient to pay all such fees and other expenses.

           (c) Reimbursement of legal fees and other expenses and gross-up payments shall be made monthly within ten (10) days after Executive's written submission of a request for reimbursement together with evidence that such fees and expenses were incurred.

     6.2 INTEREST. If the Company does not pay any amount due to Executive under this Agreement within three (3) business days after such amount became due and owing, interest shall accrue on such amount from the date it became due and owing until the date of payment at an annual rate equal to the LIBOR rate (as in effect under the Company's principal revolving credit agreement) plus two percent (2.0%).

                                  ARTICLE VII.
                            NO SET-OFF OR MITIGATION

     7.1 NO SET-OFF BY COMPANY. Executive's right to receive when due the payments and other benefits provided for under and in accordance with the terms of this

Agreement is absolute, unconditional and not subject to set-off, counterclaim or legal or equitable defense.

     7.2 NO MITIGATION. Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement upon any termination of employment by seeking new employment following termination. Except as specifically otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction regardless of any amounts of salary, compensation or other amounts which may be paid or payable to Executive as the result of Executive's employment by another employer or self-employment.

                                  ARTICLE VIII.
                       CONFIDENTIALITY AND NONCOMPETITION

     8.1   CONFIDENTIALITY.

           (a) Executive will not at any time (whether during or after Executive's employment with the Company), except as reasonably necessary in connection with the performance of his duties hereunder (x) retain or use for the benefit, purposes or account of Executive or any other Person, or
     (y) disclose, divulge, reveal, communicate, share, transfer or provide access to any Person outside the Company (other than its professional advisers who are bound by confidentiality obligations), any non-public, proprietary or confidential information -- including without limitation trade secrets, know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals -- concerning the past, current or future business, activities and operations of the Company, its subsidiaries or affiliates and/or any third party that has disclosed or provided any of same to the Company on a confidential basis ("Confidential Information") without the prior written authorization of the Board.

           (b) "Confidential Information" shall not include any information that is (i) generally known to the industry or the public other than as a result of Executive's breach of this covenant or any breach of other confidentiality obligations by third parties; (ii) made legitimately available to Executive by a third party without breach of any confidentiality obligation; or (iii) required by law to be disclosed; PROVIDED that Executive shall give prompt written notice to the Company of such requirement, disclose no more information than is so required, and cooperate with any attempts by the Company to obtain a protective order or similar treatment.

           (c) Except as required by law, Executive will not disclose to anyone, other than Executive's immediate family and legal or financial advisors, the existence or contents of this Agreement; PROVIDED that Executive may disclose to any prospective future employer the provisions of Article VIII of this Agreement provided they agree to maintain the confidentiality of such terms.

     8.2 NONSOLICITATION. During the Employment Period and thereafter for a period of eighteen (18) months, Executive shall not, directly or indirectly, (a) employ any employee of the Company and/or its affiliates, (b) interfere with the Company's or any of its affiliates' relationship with, or (c) employ or endeavor to entice away from the Company and/or its affiliates any person who was an employee of any business of the Company and/or its affiliates during the period commencing one (1) year prior to such solicitation or employment.

     8.3 NONCOMPETITION. During the Employment Period, and, if Executive's employment is terminated for any reason, thereafter for a period of eighteen
(18) months, Executive shall not directly or indirectly engage in any Competitive Activity (as defined below) without the prior approval of the Board. "Competitive Activity" means to carry on, be engaged in or have any financial interest (other than an ownership interest of less than 1% in any publicly traded entity) in any Company Competitor (as such term is defined in the Stockholders' Agreement). After eighteen (18) months following Executive's termination of employment, Executive shall not be implicitly or explicitly restricted from engaging in Competitive Activity subject to his satisfaction of his obligations under Section 8.3.

     8.4 It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Article VIII to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

                                   ARTICLE IX.
                   INDEMNIFICATION; NON-EXCLUSIVITY OF RIGHTS

     9.1 INDEMNIFICATION. Pursuant to the Company's policies as in effect from time to time and to the fullest extent permitted by law and the Company's certificate of incorporation and by-laws, the Company shall indemnify Executive for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys' fees)) incurred or paid by Executive in connection with any action, proceeding, suit or investigation (the "Proceeding") arising out of or relating to the performance by Executive of services for, or acting as a fiduciary of any employee benefit plans, programs or arrangements of the Company or as a director, officer or employee of, the Company or any subsidiary or affiliate thereof. The Company also agrees to maintain during the period during which Executive is employed hereunder and continuing for a period of not less than 6 years following the termination of Executive's employment hereunder, a director's and officers' liability insurance policy covering Executive with respect to Executive's services performed during the period of Executive's employment hereunder.

     9.2 EXCLUSIONS. Notwithstanding anything to the contrary elsewhere in this Agreement, Article IX shall not be construed as providing indemnification in respect of claims, expenses or other liabilities or costs relating to, arising out of or resulting from (1) the provision prior to, on or after February 27, 2004 by Executive to Solo Family Members (as defined in the Stockholders' Agreement) of investment advice, investment management and investment reporting services or other services not directly related to the performance by Executive of his duties as an officer, director or employee of the Company or (2) any claim by a Solo Family Member relating to, arising out of or resulting from any transaction referred to in or contemplated by the Offering Memorandum (as defined in the Stockholders' Agreement) and which relates to any act or omission of Executive occurring on or prior to February 27, 2004.

     9.3   REPRESENTATIONS. The Company represents and warrants that this
Article X does not conflict with or violate its certificate of incorporation or by-laws, and agrees that it will not amend its certificate of incorporation or by-laws in a manner that would limit the rights of Executive hereunder. The Company represents that the execution, delivery and performance of this Agreement by the Company has been duly and validly authorized by its Board.

     9.4 SURVIVAL OF INDEMNITY. This Article X shall survive any termination of the relationship of Executive with the Company, and shall be binding on, and inure to the benefit of the successors and assigns of the Company and the successors, assigns, heirs and personal representatives of Executive.

                                   ARTICLE X.
                                  MISCELLANEOUS

     10.1 SPECIFIC PERFORMANCE. Executive acknowledges and agrees that the Company's remedies at law for a breach or threatened breach of any of the provisions of Article VIII would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

     10.2 REPRESENTATIONS; NONDISCLOSURE. Executive represents and warrants that he is not a party to any agreement, contract or understanding, employment or otherwise, which would restrict or prohibit him in any way from undertaking or performing employment in accordance with the terms and conditions of this Agreement.

     10.3 NO ASSIGNABILITY. This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable or delegable by Executive. Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect. This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

     10.4 SUCCESSORS; BINDING AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Any successor to the business and/or assets of the Company which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with the Company under this Agreement as if such successor were the Company.

     10.5 PAYMENTS TO BENEFICIARY. If Executive dies before receiving amounts to which Executive is entitled under this Agreement, such amounts shall be paid to the beneficiary designated in writing by Executive, or if none is so designated, to Executive's estate.

     10.6 NON-ALIENATION OF BENEFITS. Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

     10.7 SEVERABILITY. If any one or more Articles, Sections or other portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any Article, Section or other portion not so declared to be unlawful or invalid. Any Article, Section or other portion so declared to be unlawful or invalid shall be construed so as to effectuate the terms of such Article, Section or other portion to the fullest extent possible while remaining lawful and valid.

     10.8 AMENDMENTS. This Agreement shall not be altered, amended or modified except by written instrument executed by the Company and Executive.

     10.9 NOTICES. All notices and other communications under this Agreement shall be in writing and delivered by hand, by nationally recognized delivery service that promises overnight delivery, or by first class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

           If to Executive:

                Ronald L. Whaley
                828 Interlaken Lane
                Libertyville, Illinois 60048

           with a copy to:

                Sonnenschein, Nath & Rosenthal
                8000 Sears Tower
                Chicago, Illinois 60606
                Attention: Roger C. Siske, Esq.

           If to the Company:

                Solo Cup Investment Corporation
                1700 Old Deerfield Road
                Highland Park, Illinois 60035
                Attention:______________________

           with a copy to:

                ________________________________
                ________________________________
                ________________________________
                Attention:______________________

or to such other address as either party shall have furnished to the other in writing. Notice and communications shall be effective when actually received by the addressee.

     10.10 SURVIVAL OF EXECUTIVE'S RIGHTS. All of Executive's rights hereunder relating to reimbursement of fees and expenses and indemnification shall survive any termination of the relationship of Executive with the Company, including termination or expiration of the Agreement Term or termination of this Agreement, and shall be binding on the successors and assigns of the Company and shall inure to the benefit of the successors, assigns, heirs and personal representatives of Executive.

     10.11 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

     10.12 GOVERNING LAW. This Agreement shall be interpreted and construed in accordance with the laws of the State of Illinois, without regard to its conflict of laws principles.

     10.13 CAPTIONS. The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

     10.14 TAX WITHHOLDING. The Company may withhold from any amounts payable under this Agreement any federal, state or local taxes that are required to be withheld pursuant to any applicable law or regulation.

     10.15 NO WAIVER. Executive's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement. A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

     10.16 NON-EXCLUSIVITY OF RIGHTS. This Agreement shall not prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive or other plans provided by the Company or any of its Subsidiaries and for which Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as Executive may have under any other agreements with the Company or any of its Subsidiaries including but not limited to any Related Agreement. Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan of the Company or any of its Subsidiaries and any other payment or benefit required by law at or after the termination date shall be payable in accordance with such plan or applicable law except as expressly modified by this Agreement. In addition, the awards granted to Executive under the Management Plan shall be governed by the terms of such plan and the award agreements thereunder.

     10.17 PRIOR AGREEMENTS. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or its affiliates regarding the terms and conditions of Executive's employment with the Company and/or its affiliates including, without limitation, the Employment, Confidentiality and Non-Competition Agreement dated August 4, 1999, between Executive and Solo Cup Company.

     10.18 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the Company and Executive with respect to its subject matter.

     10.19 PAYMENTS DUE HEREUNDER. The payment obligations of the Company hereunder shall be met by the payment of such amounts to Executive by Solo Cup Company or a Subsidiary or affiliate of the Company.

          IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written.

                                        SOLO CUP INVESTMENT CORPORATION


                                        By: /S/ Robert L. Hulseman
                                            ------------------------------------

                                        Title: Chairman and CEO
                                               ---------------------------------

                                        SOLO CUP COMPANY

                                        By: /S/ Robert L. Hulseman
                                            ------------------------------------

                                        Title: Chairman and CEO
                                               ---------------------------------


                                        /S/ Ronald L. Whaley
                                        ----------------------------------------
                                        RONALD L. WHALEY

                                                                       EXHIBIT A

                                EBITDA TARGETS(1)


The targets (in millions) are as follows:

                                        2004       2005       2006      2007      2008
                                        ----       ----       ----      ----      ----
EBITDA                                  $ 205.5    $ 236.8    $ 264.4   $ 277.3   $ 290.3


----------
(1) EBITDA shall have the meaning set forth in the "Consolidated EBITDA" definition set forth in the Company's revolving credit agreement. Note also that all EBITDA target numbers shall be calculated after payment of bonuses.

                                                                       EXHIBIT B

                                 [SEE ATTACHED]

                         SOLO CUP INVESTMENT CORPORATION

                          STOCK OPTION AWARD AGREEMENT
               UNDER THE 2004 MANAGEMENT INVESTMENT AND INCENTIVE
                               COMPENSATION PLAN

     THIS STOCK OPTION AWARD AGREEMENT (the "Award Agreement"), dated as of February 27, 2004, is made by and between Solo Cup Investment Corporation, a Delaware corporation (the "Company"), and Ronald L. Whaley (the "Optionee").

1.   GRANT OF OPTION

The Company hereby grants to the Optionee an option (the "Option") to purchase the number of Common Shares set forth below, at the exercise price per share set forth below (the "Exercise Price"), subject to the terms and conditions of the Solo Cup Investment Corporation 2004 Management Investment and Incentive Compensation Plan (the "Plan"), which is incorporated herein by reference, and this Award Agreement. The Options shall consist of Time Options and Performance Options (each as defined below). Except as otherwise expressly set forth herein, the Award Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Award Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Award Agreement and to make any and all determinations under them, and its decisions shall be binding and conclusive upon the Optionee and the Optionee's legal representative in respect of any questions arising under the Plan or this Award Agreement; provided, however, that in the event of a good faith dispute between the Optionee (or the Optionee's legal representative) and the Committee with respect to a decision made by the Committee in respect of such a question, the decision of the Committee shall not preclude the Optionee (or the Optionee's legal representative), from submitting such dispute for de novo, binding resolution to a court of competent jurisdiction or to an arbitrator (in accordance with the rules of the American Arbitration Association then in effect). In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan shall prevail.

          Date of Grant:                      February 27, 2004

          Exercise Price per Common Share:    $    47.32

          Total Number of Common Shares          376,953
          Subject to Options:
             Number of Common Shares
             subject to Time Options             226,172


             Number of Common Shares             150,781
             subject to Performance Options
          Type of Options                     Nonqualified Stock Option

          Term/Expiration Date:               February 27, 2014 (the "Expiration
                                              Date") or an earlier date as
                                              provided herein

2.   VESTING

     So long as the Optionee is employed by the Company or any subsidiary of the Company on the applicable vesting dates set forth below the Options shall, unless they vest and become exercisable earlier as provided herein, become vested and exercisable as follows:

     A.   TIME OPTIONS.

          Percentage                       Vesting Date
          ----------                       ------------
              25%               First anniversary of date of grant

              25%              Second anniversary of date of grant

              25%               Third anniversary of date of grant

              25%              Fourth anniversary of date of grant

     B.   PERFORMANCE OPTIONS.

          (i) (i) (a) 20% of the shares subject to the Performance Option shall be subject to the Series A vesting requirements set forth in Section 2(B)(ii)(a) below (the "Series A Options"), (b) an additional 20% shall be subject to the Series B vesting requirements set forth in Section 2(B)(ii)(b) below (the "Series B Options"), (c) an additional 20% shall be subject to the Series C vesting requirements set forth in Section 2(B)(ii)(c) below (the "Series C Options"), (d) an additional 20% shall be subject to the Series D vesting requirements set forth in Section 2(B)(ii)(d) below (the "Series D Options") and (e) an additional 20% shall be subject to the Series E vesting requirements set forth in 2(B)(ii)(e) below (the "Series E Options" and together with the Series A Options, the Series B Options, the Series C Options and the Series D Options, the "Performance Options"). The vesting of all Performance Options shall be subject to the achievement of their respective "Target Level" set forth in Exhibit A hereto. The Target Level shall be expressed in terms of cumulative EBITDA targets (the "Cumulative EBITDA Targets") and cumulative debt paydown targets (the "Cumulative Debt Paydown Target"). All unvested Performance Options shall expire on December 31, 2008. To the extent that
     (A)(1) the Executive has not had the
     opportunity to dispose of any shares underlying the Performance Options, or
     (2) the Company has not exercised its rights to effect an OCR and (b) Vestar ceases to be a Stockholder (as defined in the Stockholders' Agreement), the Optionee shall be entitled to receive from the Company, in the form of cash, notes or a combination thereof (as determined by the Committee) an amount equal to the aggregate Fair Market Value of the Common Shares subject to such Performance Options as of December 31, 2008, less the aggregate exercise price of such Performance Options.

          (ii) (ii) (a) all Series A Options shall (I) become 100% fully vested and exercisable on the first anniversary of the date of grant if the Company attains the Series A Target Level for fiscal year 2004, (II) become 50% vested and exercisable if the Company achieves either the Cumulative EBITDA Target or satisfies the Cumulative Debt Paydown Target, in each case in respect of the Series A Target Level for fiscal year 2004 or (III) not become vested or exercisable if the Company does not attain either portion of the Series A Target Level in respect of fiscal year 2004 of the Company. Any Series A Options which do not become exercisable pursuant to this paragraph shall be referred to as "Suspended Options."

          (b) all Series B Options shall (I) become 100% fully vested and exercisable on the second anniversary of the date of grant if the Company attains the Series B Target Level for fiscal year 2005, (II) become 50% vested and exercisable the Company achieves either the Cumulative EBITDA Target or satisfies the Cumulative Debt Paydown Target, in each case in respect of Series B Target Level for fiscal year 2005 or (III) not become vested or exercisable if the Company does not attain either portion of the Series B Target Level in respect of fiscal year 2005 of the Company. Any Series B Options which do not become exercisable pursuant to this paragraph shall be referred to as "Suspended Options."

          (c) all Series C Options shall (I) become 100% fully vested and exercisable on the third anniversary of the date of grant if the Company attains the Series C Target Level for fiscal year 2006, (II) become 50% vested and exercisable if the Company achieves either the Cumulative EBITDA Target or satisfies the Cumulative Debt Paydown Target, in each case in respect of Series C Target Level for fiscal year 2006 or (III) not become vested or exercisable if the Company does not attain either portion of the Series C Target Level in respect of fiscal year 2006 of the Company. Any Series C Options which do not become exercisable pursuant to this paragraph shall be referred to as "Suspended Options."

          (d) all Series D Options shall (I) become 100% fully vested and exercisable on the fourth anniversary of the date of grant if the Company attains the Series D Target Level for fiscal year 2007, (II) become 50% vested and exercisable if the Company achieves either the Cumulative EBITDA Target or satisfies the Cumulative Debt Paydown Target, in each case in respect of Series D Target Level for fiscal year 2007 or (III) not become vested or exercisable if the Company does not attain either portion of the Series D Target Level in respect of fiscal year 2007 of the Company. Any Series D Options which do not become exercisable pursuant to this paragraph shall be referred to as "Suspended Options."

          (e) all Series E Options shall (I) become 100% fully vested and exercisable on the fifth anniversary of the date of grant if the Company attains the Series E Target Level for fiscal year 2008, (II) become 50% vested and exercisable if the Company achieves either the Cumulative EBITDA Target or satisfies the Cumulative Debt Paydown Target, in each case in respect of Series E Target Level for fiscal year 2008 or (III) not become vested or exercisable if the Company does not attain either portion of the Series E Target Level in respect of fiscal year 2008 of the Company. Any Series E Options which do not become exercisable pursuant to this paragraph shall be referred to as "Suspended Options."

     C.   RECAPTURE OF SUSPENDED OPTIONS.

          (iii) Notwithstanding any provision contained in Sections 2(B)(ii)(a), (b), (c), (d), or (e) above to the contrary, (i) if the Company achieves the Cumulative EBITDA Target and satisfies the Cumulative Debt Paydown Target with respect to any fiscal year prior to fiscal year-end 2008, all Suspended Options in respect of all prior years shall become fully vested as of the end of the fiscal year in which the Company achieves such Cumulative EBITDA Target and satisfies such Cumulative Debt Paydown Target or (ii) if the Company only achieves either the Cumulative EBITDA Target or satisfies only the Cumulative Debt Paydown Target with respect to any fiscal year, one-half of all Suspended Options in respect of all prior years shall become fully vested as of the end of the fiscal year in which the Company achieves such target.

     D.   LIQUIDITY EVENT; OPTIONAL CONTINGENT REDEMPTION; ETC.

          (i) TIME OPTIONS. In the event of an occurrence of a Liquidity Event or an Optional Contingent Redemption (as defined in the Certificate of Designations) of Convertible Participating Preferred Stock (an "OCR"), all unvested Time Options shall become fully vested and exercisable.

          (iv) (ii) PERFORMANCE OPTIONS. In the event of an occurrence of a Liquidity Event or an OCR, all unvested Performance Options shall become vested and exercisable in full if the Company has achieved the Target Level (with respect to both the Cumulative EBITDA Target and Cumulative Debt Paydown Target) in respect of the fiscal year ending immediately prior to the year in which an OCR occurs.

          (v) (iii) ACCELERATED VESTING OF TIME OPTIONS AND PERFORMANCE OPTIONS. If (a) the Optionee's employment is terminated by the Company other than for Cause, death or Disability, or by the Optionee for Good Reason, or (b) the Company fails to renew the term of the employment agreement between the Optionee and the Company dated February 27, 2004 (the "Employment Agreement"), then, if the Company has achieved the Cumulative EBITDA Target and satisfied the Cumulative Debt Paydown Target, in each case in respect of the fiscal year ending immediately prior to such termination of employment, all unvested Time Options and Performance Options shall vest and become exercisable in full.

          (vi) (iv) TAG-ALONG RIGHTS FOR OPTIONS UPON AN OCR. If the Company exercises its right to redeem a percentage of Convertible Participating Preferred Shares pursuant to an OCR (its "OCR Right"), the Optionee may elect to have the Company (A) redeem the same percentage of the Optionee's Options and Option Stock (on a fully diluted basis), but, in the case of Options only to the extent the Options are then vested, or, if lesser, (B) redeem the number of shares of Option Stock plus the number of Optionee's Options which are vested (the "Tag-Along Right"); provided, however, that if the Company exercises its OCR Right, and the Optionee elects not to exercise his Tag-Along Right, the Optionee may not exercise his Tag-Along Right in any subsequent OCR. Pursuant to the Tag-Along Right, the Company will provide the Optionee with notice that it intends to exercise its OCR Right at the same time that it provides notice of the same to Vestar. The Optionee will have five (5) business days from receiving such notice to notify the Company that he intends to exercise his Tag-Along Right. An Optionee who exercises the Tag-Along Right shall receive an amount equal to the aggregate Fair Market Value of the Common Shares subject to such Option as of the date of the OCR, less the aggregate exercise price of such Options. Notwithstanding anything to the contrary contained herein or in the Stockholders' Agreement, the Tag-Along Right shall not be available on or after the 6th anniversary of the Original Issuance Date through the last day pursuant to Section 6(c) that Redemption Securities (as defined in the Certificate of Designations) can be redeemed after the 7th anniversary of the Original Issuance Date.

          E. TREATMENT OF OPTIONS FOLLOWING A LIQUIDITY EVENT OR OCR. In connection with the occurrence of a Liquidity Event or an OCR, the Committee may take such actions as it deems appropriate which may include, but without limitation, any one or more of the following: (i) acceleration or change of the exercise and/or expiration dates of the Option to require that exercise be made, if at all, prior to the Liquidity Event or OCR; (ii) cancellation of the Option upon payment to the Optionee in cash of the Fair Market Value of the Common Share subject to such Option as of the date of the Liquidity Event or an OCR, less the aggregate exercise price of the Option; and (iii) in any case where equity securities of another entity are proposed to be delivered in exchange for or with respect to Common Shares or shares of Convertible Preferred Stock, as the case may be, equitable adjustments including substitute options with respect to such other securities, with appropriate adjustments in the number of shares subject to, and the exercise prices under, the award.

  3. TERMS OF OPTION

     A. METHOD OF EXERCISE. Any vested portion of this Option shall be exercised by the Optionee by giving written notice to the Company in the form attached as EXHIBIT B. Such exercise shall be effective upon receipt of such notice by the Company at its principal office, specifying the number of

     Common Shares with respect to which the Option is being exercised and accompanied by (i) the executed Stockholders' Agreement; (ii) the payment of the exercise price thereof in cash or such other method approved by the Committee; and, (iii) the payment of any tax amount the Company is required to withhold at source as a result of such exercise by Optionee to the extent the Company does not withhold pursuant to Section 10 a portion of the Common Shares otherwise to be issued.

     B. OPTION CALL. Notwithstanding anything herein to the contrary, all vested Options (and the Common Shares acquired upon exercise of the Option ("Option Shares")) shall be subject to Sections 3.9(a), 3.9(b) and 3.9(c) of the Stockholders' Agreement. Following the Call Date (as defined below) the Company shall have the right (the "Call Right") to purchase from the Optionee or any Permitted Transferee (as defined pursuant to the Stockholders' Agreement) of any Option Stock (i) all Options (whether or not vested) held by such Optionee and any Option Stock held by such Optionee or Permitted Transferee at an aggregate purchase price equal to the (A) the Fair Market Value of the Option Stock issuable upon exercise of such Options on the date the right to call such Options hereunder is exercised (provided, that for purposes of this provision, all Options of such Optionee shall be deemed vested) minus (B) the exercise price of such Options (the "Option Call Price") and (ii) all Option Stock then held by such Optionee or his or her Permitted Transferees at an aggregate purchase price equal to the Fair Market Value of such shares of Option Stock on the date the right to call hereunder is exercised; provided, however, that such Call Right may be exercised only after Vestar no longer owns any Redemption Securities or, if in connection with the exercise of the Call Right, Vestar will cease to own any Redemption Securities. For the purposes hereof the "Call Date" shall mean the 6th anniversary of the Original Issuance Date. The Company shall have a period from the Call Date until the first to occur of (i) the Expiration Date and (ii) the date upon which such options cease to be exercisable in accordance with Section 3D hereof in which to give notice in writing to the Optionee or such Permitted Transferee of its election to exercise the rights pursuant to this Section 3B (the "Call Notice"). The completion of the purchases pursuant to the foregoing shall take place at the principal office of the Company within the later of (A) the tenth business day after the giving of the Call Notice or (B) ten (10) business days after the receipt of all necessary regulatory approvals (including but not limited to the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable). The price payable as described herein shall be paid by delivery to the Optionee or his or her Permitted Transferees against delivery of certificates or other instruments representing the Option or the Option Stock so purchased, appropriately endorsed or executed by the Optionee or the applicable Permitted Transferee. The Company may choose to have a designee purchase any securities elected to be sold to it hereunder so long as the Company shall bear any reasonable costs and expenses of the Optionee and his or her Permitted Transferees in connection with the sale to such designee that would not have otherwise been incurred by him or her in connection with a sale to the Company. All references to the Company in this Section 3B shall refer to such designee as the context requires.

     C. PUT RIGHT. Following the Put Date (as defined below) the Optionee shall have the right (the "Put Right") to require the Company to purchase from the Optionee or any Permitted Transferee (as defined pursuant to the Stockholders' Agreement) of any Option Stock (i) all Options (whether or not vested) held by such Optionee and any Option Stock held by such Optionee or Permitted Transferee at an aggregate purchase price equal to the Option Call Price and (ii) all Option Stock then held by such Optionee or his or her Permitted Transferees at an aggregate purchase price equal to the Fair Market Value of such shares of Option Stock on the date the right to put hereunder is exercised. For the purposes hereof the "Put Date" shall mean the first to occur of (i) the one year anniversary of the last day pursuant to Section 6(c) that Redemption Securities can be redeemed and
     (ii) the date upon which both (A) no shares of Convertible Participating Preferred Stock remain outstanding and Vestar ceases to own any Redemption Securities (as defined in the Stockholders' Agreement) of the Company and
     (B) either (I) the Optionee's employment is terminated (other than by the Company for Cause) or (II) the sixtieth day prior to the Expiration Date. The Optionee shall have a period from the Put Date until the first to occur of (i) the Expiration Date and (ii) the date upon which such options cease to be exercisable in accordance with Section 3D hereof in which to give notice in writing to the Company of his or her election to exercise the rights pursuant to this Section 3C (the "Put Notice"); provided, however, that in no event shall the Optionee be permitted to exercise the put right granted hereby at any time during the period beginning on or after the 6th anniversary of the Original Issuance Date and ending on the 90th day following the 7th anniversary of the Original Issuance Date. The completion of the purchases pursuant to the foregoing shall take place at the principal office of the Company within the later of (A) the tenth business day after the giving of the Put Notice or (B) ten (10) business days after the receipt of all necessary regulatory approvals (including but not limited to the expiration or termination of the waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, if applicable). The price payable as described herein shall be paid by delivery to the Optionee or his or her Permitted Transferees against delivery of certificates or other instruments representing this Option or the Option Stock so purchased, appropriately endorsed or executed by the Optionee or the applicable Permitted Transferee. The Company may choose to have a designee purchase any securities elected to be sold to it hereunder so long as the Company shall bear any reasonable costs and expenses of the Optionee and his or her Permitted Transferees in connection with the sale to such designee that would not have otherwise been incurred by him or her in connection with a sale to the Company. All references to the Company in this Section 3C shall refer to such designee as the context requires.

     D. POST-TERMINATION EXERCISE. In the event that the Optionee ceases to be employed by the Company, the Option (to the extent then outstanding) shall terminate as follows:

          (i) TERMINATION FOR CAUSE. If Optionee's employment is terminated by the Company for Cause, all vested and unvested portions of the Option shall immediately expire and terminate on termination of employment.

          (ii) TERMINATION BY THE COMPANY OTHER THAN FOR CAUSE, DEATH OR DISABILITY OR BY THE OPTIONEE FOR GOOD REASON. If (a) Optionee's employment is terminated by the Company other than for Cause, death or Disability, or by the Optionee for Good Reason, or (b) the Company fails to renew the term of the Employment Agreement, then (a) all vested portions of the Option shall remain exercisable for three years following termination of employment but in no event after the Expiration Date and (b) any unvested portion of the Option shall expire on termination of employment.

          (iii) TERMINATION BY OPTIONEE OTHER THAN FOR GOOD REASON. If the Optionee's employment is terminated by the Optionee other than for Good Reason, then (a) any outstanding vested portion of the Option shall remain exercisable for thirty days following termination of employment (but in no event past the Expiration Date); and (b) any unvested portion of the Option shall expire on termination of employment.

          (iv) TERMINATION BECAUSE OF DEATH OR DISABILITY. If Optionee's employment is terminated by reason of Optionee's death or Disability, then (a) any outstanding vested portion of the Option shall remain exercisable until the Expiration Date; and (b) any unvested portion of the Option shall expire on termination of employment.

4.   RIGHTS AS STOCKHOLDER.

     Optionee shall not have voting rights as a shareholder (in any and all matters whatsoever) until the date as of which the holder is registered as the owner of the Common Shares, in the Company's register and solely to the extent provided by the Stockholders' Agreement.

5.   ADJUSTMENTS.

     In the event of a reorganization, recapitalization, stock dividend or stock split, or combination or other change in the Common Shares, the Board shall, in order to prevent the dilution or enlargement of rights under the Option, make such equitable adjustments in the Fair Market Value of the Option and in the number of Common Shares or other securities subject to the Option and the Option Exercise Price as the Board in its sole discretion may determine.

6.   NON-TRANSFERABILITY OF OPTION.

     The Option may not be transferred other than by will or the laws of descent and distribution, and during the Optionee's lifetime shall be exercisable only by that Optionee, except as follows. The Optionee may transfer the Option to any Family Member (as defined in the Stockholders' Agreement) (to the extent that such Family Member is a trust, in all events only where such transferee trust or other entity is established and maintained for estate planning purposes and conducts no business other than holding passive investments) and any such transferee shall be bound by all of the terms and conditions applicable to such transferee's transferor Optionee.

7.   ENTIRE AGREEMENT; GOVERNING LAW.

     The Plan is incorporated herein by reference. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and the Optionee. This Award Agreement is governed exclusively in accordance with the laws of the State of Delaware, without regard to its conflict of laws rules and principles.

8.   NO GUARANTEE OF CONTINUED EMPLOYMENT.

     Nothing in the Plan or in this Award Agreement hereunder shall confer any right on the Optionee to continue in the employ of the Company or shall interfere in any way with the right of the Company to terminate the Optionee at any time.

     By the Optionee's signature and the signature of the Company's representative below, the Optionee and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Award Agreement. The Optionee has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. The Optionee further agrees to notify the Company upon any change in the residence address indicated below.

     9. SECURITIES LAWS REQUIREMENTS; LEGEND ON CERTIFICATES; STOCKHOLDERS' AGREEMENT. The certificates representing the Option Shares (as such term is defined in the Stockholders' Agreement) shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Option Shares may be or are listed, any applicable federal or state laws and the Company's Articles of Incorporation and Bylaws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Upon the acquisition of any Option Shares, the Optionee will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Award Agreement.

     By entering into this Award Agreement, the Optionee agrees and acknowledges that the Participant has received and read a copy of the Plan and the Stockholders' Agreement. The Options and the Option Shares received upon exercise of the Options are subject to the Plan and the Stockholders' Agreement. The terms and provisions of the Plan and the Stockholders' Agreement as it may be amended from time to time are hereby incorporated by reference.

10   WITHHOLDING OF TAXES. The Company may require the Optionee to tender the amount of any such taxes to the Company prior to the issuance of Option Shares to the Participant upon exercise or payment of other amounts due under this Award Agreement. In the alternative the Company may, but shall not be required to withhold a portion of the Common Shares otherwise to be issued upon the exercise or other settlement of the Option equal in value to the minimum amount required to be withheld under applicable law in respect of any income, employment or other taxes required to be paid by virtue of the Optionee receiving an Option under this Award Agreement. In no event shall the Company be liable for any of a Optionee's income tax obligations.

11. COUNTERPARTS. This Award Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Award Agreement by such party.

12. CERTAIN DEFINITIONS. For purposes of this Award Agreement following definitions shall apply:

     (i) "Cause" shall have the meaning assigned to such term in the Optionee's Employment Agreement, or, if not defined therein or if there is no such agreement, "Cause" means (a) Optionee's willful failure to perform Optionee's duties (other than as a result of total or partial incapacity due to physical or mental illness) which is not cured following written notice, (b) Optionee's conviction of, or plea of NOLO CONTENDERE to, a crime constituting
(I) a felony under the laws of the United States or any state thereof or (II) a misdemeanor involving moral turpitude, (c) Optionee's willful malfeasance or willful misconduct in connection with Optionee's duties which is materially injurious to the financial condition or business reputation of the Company or any of its affiliates, (d) Optionee's breach of any non-competition, non-solicitation or confidentiality provisions to which the Optionee is subject (other than disclosure of confidential information made by the Optionee in the ordinary course of business so long as the Optionee reasonably believes that such disclosure is in furtherance of the Company's business), or (e) any material breach by the Optionee of the Employment Agreement; PROVIDED that the Company provides written notice to the Optionee within 60 days of its knowledge that such a breach has occurred; and PROVIDED FURTHER that the Optionee shall have 10 business days following actual receipt of such notice to cure such breach.

     (ii) "Good Reason" shall have the meaning assigned to such term in the Employment Agreement, or, if not defined therein or if there is no such agreement, "Good Reason" shall mean (a) a substantial diminution in Optionee's position or duties or assignment of duties materially inconsistent with the Optionee's position, (b) any reduction in Optionee's base salary, except if such reduction is part of an across-the-board reduction similarly affecting other executives, (c) appointment of anyone other than a Hulseman family member or the Executive as CEO of the Company, or (d) any material breach by the Company of the Employment Agreement; provided that the Company shall have 30 business days following receipt of written notice of the existence of Good Reason to cure such breach; provided, further, that in each case, "Good Reason" will cease to exist for an event on the 60th day following the later of its occurrence or the Optionee's knowledge thereof, unless the Optionee has given the Company written notice thereof prior to such date. In addition, a Good Reason termination shall include termination by the Optionee for any reason or no reason at any time during the 30 day period commencing one year after a Change of Control (as defined in the Stockholders' Agreement).

          IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written

                                                 SOLO CUP INVESTMENT CORPORATION


                                                 By:
                                                     ---------------------------

                                                 Title:
                                                        ------------------------

     The undersigned hereby acknowledges having read this Stock Option Award Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.


     ------------------------------------
     RONALD L. WHALEY

                                    EXHBIT A

                      PERFORMANCE OPTIONS VESTING CRITERIA

            Performance                    Cumulative EBITDA(1)    Cumulative Debt
            Period                         Target Level            Paydown
            ---------                      ------------            -------
Series A    2004 fiscal year. . . . .      $   205.5 million       $  63.0  million
Series B    2005 fiscal year. . . . .      $   442.3 million       $ 145.5  million
Series C    2006 fiscal year. . . . .      $   706.7 million       $ 250.8  million
Series D    2007 fiscal year. . . . .      $   984.0 million       $ 367.5  million
Series E    2008 fiscal year. . . . .      $ 1,274.3 million       $ 495.5  million

----------

(1) EBITDA shall have the meaning set forth in the "Consolidated EBITDA" definition set forth in the Company's revolving credit agreement. Note also that all EBITDA target numbers shall be calculated after payment of bonuses.

                                    EXHIBIT B

                                SOLO CUP COMPANY

                           2004 MANAGEMENT INVESTMENT

                         AND INCENTIVE COMPENSATION PLAN

                                 EXERCISE NOTICE

[Insert Address]

Attention [  ]:

     I hereby elect to exercise the Option granted to me on February [ ], 2004, under the Solo Cup Investment Corporation 2004 Management Investment and Incentive Compensation Plan, with respect to _____ Common Shares at the exercise price of $47.32 per share for a total purchase price of $__________.

     I wish to make payment of the exercise price as indicated below (check one or more boxes):

          / /  cash;

          / /  certified check; or

          / /  other (subject to approval by the Company), please specify:

               ___________________________________________________________.


     I understand that I may suffer adverse tax consequences as a result of my purchase of the Common Shares. I have consulted with any tax consultants I deem advisable in connection with my purchase of the Common Shares and I am not relying on Solo Cup Investment Corporation for any tax advice. I authorize the Company to deduct all amount necessary to satisfies any withholding obligations the Company may incur in connection with this exercise. If requested by the Company, I agree to tender the amount of any required withholdings to the Company prior to the payment of any amounts due under this Award Agreement.

                                     Signature:
                                                   ----------------------
                                     Printed Name:
                                                   ----------------------
                                     Address:
                                                   ----------------------

                                                   ----------------------

                                                   ----------------------
                                     Dated:
                                                   ----------------------

                                                                       EXHIBIT C

                                 [SEE ATTACHED]

                           CONVERTIBLE PREFERRED UNIT
                                 AWARD AGREEMENT

     THIS CONVERTIBLE PREFERRED UNIT AWARD AGREEMENT dated as of February 27, 2004 is entered into by and between Solo Cup Investment Corporation, a Delaware corporation (the "Company"), and Ronald L. Whaley (the "Executive").

                                    RECITALS

     WHEREAS, the Company has entered into the Convertible Participating Preferred Stock Purchase Agreement by and among the Company, Vestar Capital Partners IV, L.P., Vestar Cup Investment, LLC and Vestar Cup Investment II, LLC, dated February 27, 2004 (the "Stock Purchase Agreement"); and

     WHEREAS, the Solo Cup Company and the Executive have previously entered into an employment agreement, dated August 4, 1999, pursuant to which Solo Cup Company is obligated to maintain a deferred compensation account for the Executive (the "Prior Agreement"); and

     WHEREAS, the Company and the Executive have agreed to enter into a new Employment Agreement as of the Closing Date which will supercede the Prior Agreement in its entirety and which will be effective as of the Closing Date; and

     WHEREAS, the Company has adopted the Solo Cup Investment Corporation 2004 Management Investment and Incentive Plan, the terms of which shall be deemed to be incorporated herein; and

     WHEREAS, the Company and the Executive agree that, as of the Closing Date, the balance of the Executive's deferred compensation account shall be converted into a number of Convertible Preferred Units under the Plan (equal to the number of shares of Convertible Participating Preferred Stock that could have been purchased with such balance at a purchase price of $1,000.00 per share) and credited to the Executive's Account under the Plan;

     WHEREAS, the Company and the Executive agree that the value of the Executive's Account shall be paid to the Executive in accordance with the terms and conditions set forth in this Convertible Preferred Unit Award Agreement and in the Plan; and

     WHEREAS, the Executive is a party to the Stockholders' Agreement and has agreed to be bound by its terms;

     NOW, THEREFORE, the Company and Executive hereby agree as follows:

     1. COMPANY'S AGREEMENT. In consideration of the services to be rendered for the Company by the Executive, the Company hereby agrees that it shall pay to the Executive, as deferred compensation, the Executive's Plan Amount at the time, in the manner, and subject to the terms and conditions hereinafter set forth. The Executive's Account shall be credited with 1,907 Convertible Preferred Units as of the date hereof.

     2. NATURE OF PLAN AMOUNT. The Company's agreement pursuant to Section 1 is solely a deferred obligation to distribute shares of Convertible Participating Preferred Stock to Executive (together with any rights or amounts awarded or paid in connection with such deferred obligation) and confers upon Executive no rights of ownership with respect to the Company's Convertible Participating Preferred Stock or other voting equity interests, except as expressly provided herein. Notwithstanding the foregoing, the Convertible Preferred Units (hereinafter, "CPUs") credited to the Executive's Account shall, on a one-for-one basis, entitle the Executive to participate in distributions, sales proceeds, redemption events, preferences and priorities and conversion rights to the same extent as the underlying Convertible Participating Preferred Shares, as provided by the Stockholders' Agreement and Certificate of Designations.

     3. FORM OF PAYMENT WITH RESPECT TO CONVERTIBLE PREFERRED UNITS. The payment of the Executive's Plan Amount shall be made in shares of Convertible Participating Preferred Stock equal to the number of CPUs credited to the Executive's Account immediately prior to the Distribution Date (as defined below). In the event that the Convertible Participating Preferred Stock of the Company is to be converted into the right to receive cash or marketable securities of another corporation or entity in connection with a transaction constituting a Liquidity Event, or is to be converted into Common Stock of the Company in connection with an IPO, each CPU held by the Executive shall also be converted into such right, without the intervening need to distribute the underlying Convertible Participating Preferred Stock to the Executive.

     4.  DISTRIBUTION EVENTS.

          (a) The Executive's Plan Amount shall promptly be distributed to the Executive by the Company (or any successor) upon the occurrence of a Liquidity Event, or as soon as practicable thereafter.

          (b) In the event that the Executive's employment is terminated for any reason prior to the occurrence of a Liquidity Event, the Executive shall be entitled to receive a distribution of the Executive's Plan Amount in (i) cash equal to the Fair Market Value of the CPUs credited to the Executive's Account (which shall be equal to the Fair Market Value of the same number of Convertible Participating Preferred Shares) on the date of such termination unless otherwise mutually agreed or (ii) a number of Convertible Participating Preferred Shares equal to the number of CPUs credited to the Executive's Account on the date of such termination, in the discretion of the Company. No dividend equivalents paid or accrued with respect to the Convertible Preferred Units credited to the Executive's Account shall be credited to the Executive during the period following his termination of employment with the Company.

          (c) In order to effectuate the intent of Section 2, the Executive and the Company further agree that the CPUs credited to the Executive's Account shall be distributed to him in the form of cash upon or coincident with any of the occurrences set forth in Sections 6(a), 6(b), 6(c), 6(d) and Section 6(f) of the Certificate of Designations in an amount calculated based upon the percentage of outstanding Convertible Participating Preferred Shares being redeemed pursuant to any of the foregoing subsections to Section 6 of the Certificate of Designations and the applicable redemption price. For purposes of this Convertible Preferred Unit Award Agreement, the date as of which the Executive becomes entitled to a distribution of the Convertible Participating Preferred Shares underlying the CPUs credited to his Account shall be referred to as the "Distribution Date". In order to effectuate the intent of Section 2, the Executive and the Company further agree that the CPUs credited to the Executive's Account shall be distributed to him in the same type and amount as would be distributed on account of the underlying Convertible Preferred Shares upon or coincident with a "Liquidation".

          (d) In the event of Transfer by a Transferring VCP Stockholder or Transferring LLC Stockholder (each as defined pursuant to the Stockholders' Agreement) which gives rise to tag along rights pursuant to either Section 3.5(a) or Section 3.5(b) of the Stockholders' Agreement, the Executive shall receive a distribution of Convertible Participating Preferred Shares (or, if applicable, Common Stock) equal to the maximum number of Convertible Participating Preferred Shares (or, if applicable shares, of Common Stock) which Executive would be entitled to sell pursuant thereto in excess of the number of shares of Purchased Equity Shares (as defined in the Stockholders' Agreement) then owned by Executive.

          (e) In the event that pursuant to Section 3.1(b) of the Stockholders' Agreement the Executive is entitled to require SCC Holdings LLC to purchase any Equity Securities (as defined in the Stockholders' Agreement), the Executive shall receive a distribution of Convertible Participating Preferred Shares (or, if applicable, Common Stock) equal to the maximum number of Convertible Participating Preferred Shares (or, if applicable, shares of Common Stock) which Executive would be entitled to sell pursuant thereto in excess of the number of shares of Purchased Equity Shares then owned by Executive.

          (f) In the event that, pursuant to the Registration Rights Agreement, the Executive has the right to require that the Company include Common Stock held by such Executive in a registration statement filed in accordance therewith, the Executive shall receive a distribution of Convertible Participating Preferred Stock in the amount necessary to result in such Executive, upon conversion thereof, owning that number of shares of Common Stock permitted to be included in such registration statement pursuant to the Registration Rights Agreement.

     5. DIVIDEND EQUIVALENTS. The Executive shall be entitled to receive dividend equivalents with respect to each CPU credited to his Account with respect to any dividends that are paid or accrued or would be paid or accrued if the shares were then outstanding on shares of Convertible Participating Preferred Stock or any other securities underlying the Award to the extent set forth in this Section 5. If and when cash dividends are paid on the Convertible Participating Preferred Stock or any other securities which are then underlying the award, the Executive shall receive a current cash payment equal in amount to such cash dividend with respect to each CPU then credited to the Executive's Account. In the event that there are accrued and unpaid dividends at the time that the Convertible Participating Preferred Shares or any other securities are distributed to the Executive in respect of the CPUs credited to his Account, such Convertible Participating Preferred Shares or other securities shall be deemed to have accrued and unpaid dividends with respect thereto in the aggregate amount of such accrued and unpaid dividends. The Company will report any such dividend equivalents paid on the CPUs as income to the Executive when paid.

     6. CERTAIN RIGHTS IN CONNECTION WITH AN INITIAL PUBLIC OFFERING. Following an IPO, the Executive shall, on the first anniversary of the IPO, receive a distribution of Common Shares with respect to one-eighth (1/8th) of the CPUs credited to his Account, and with respect to an additional one-eighth (1/8th)of such CPUs at the beginning of each calendar quarter thereafter. The Executive shall have the rights to Transfer (as defined in the Stockholders' Agreement) the Common Shares so distributed to him as provided in the Stockholders' Agreement.

     7. EQUITABLE ADJUSTMENTS. Notwithstanding anything to the contrary contained herein, the Committee may, in order to prevent the dilution or enlargement of rights underlying the CPUs and to maintain their direct relation with the economic rights associated with the Convertible Participating Preferred Shares or other securities that underlie the CPUs, make such adjustments to CPUs and in the number of Convertible Participating Preferred Shares or other securities underlying the CPUs due upon conversions or distribution as the Committee in its sole discretion may determine to maintain such rights.

     8. CONFORMITY WITH THE PLAN. This Convertible Preferred Unit Award Unit Agreement is intended to conform in all respects with, and are subject to all applicable provisions of, the Plan (which is incorporated herein by reference). To the extent that there are inconsistencies between this Convertible Preferred Unit Award Agreement and the Plan, the provisions of the Plan shall govern. By executing and returning the enclosed copy of this Convertible Preferred Unit Award Agreement, the Executive hereby acknowledges his receipt of this agreement and the Plan, acknowledges that he has read and understands this agreement and the Plan and acknowledges his agreement to be bound by all of the terms of this Convertible Preferred Unit Award Agreement and the Plan. Capitalized terms that are used, but are not defined herein, shall have the meaning ascribed to such terms in the Plan.

     9. STOCKHOLDERS' AGREEMENT. The CPUs and any related Convertible Participating Preferred Stock shall be subject to the Stockholders' Agreement including, without limitation, Sections 3.5, 3.6, 3.7 and 3.8 thereof. In this connection, the Executive would be entitled to participate with respect to the same proportion of CPUs credited to his

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

Account as Vestar participates with respect to its Convertible Participating Preferred Shares held by such entity.

     10. WITHHOLDING. The Company may require the Executive to tender the amount of any taxes to the Company prior to the issuance of Convertible Participating Preferred Stock or Common Stock in connection with a distribution event described in this Agreement.

     11. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such party.

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

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the date first above written

                                                 SOLO CUP INVESTMENT CORPORATION


                                                 By:
                                                     ---------------------------

                                                 Title:
                                                        ------------------------

          The undersigned hereby acknowledges having read this Convertible Preferred Unit Award Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.


                                                 ---------------------------
                                                 RONALD L. WHALEY

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